SEGREGATED ACCOUNT PROCEDURAL AND SAFEKEEPING AGREEMENT

         THIS AGREEMENT is made effective the 17th day of June, 1997, by and between INVESTORS FIDUCIARY TRUST COMPANY, a trust company chartered under the laws of the state of Missouri, having its trust office and principal place of business in Kansas City, Missouri ("IFTC"); STATE STREET BANK AND TRUST COMPANY, a trust company organized under the laws of the Commonwealth of Massachusetts, having its trust office and principal place of business in North Quincy, Massachusetts ("Bank"); SMITH BARNEY, INC., a registered futures commission merchant ("Broker"); and each registered investment company listed on Schedule A hereto, as it may be amended from time to time, incorporated herein by this reference (each a "Customer"); and

         WHEREAS, Customer, on behalf of each of the Portfolios identified in Schedule A, as it may be amended from time to time, incorporated herein by this reference, has opened or may hereafter open a trading account with Broker for the purpose of purchasing and selling futures contracts and related options ("Contracts") through Broker; and

         WHEREAS, in connection with the opening of such trading account, Customer and Broker have entered or will enter into a Customer Agreement requiring Customer to deposit as collateral the initial margin (including subsequent margin calls and any additional initial margin requirements for short option positions) ("Margin") with respect to each Contract as required by the Commodity Exchange Act, Commodity Futures Trading Commission regulations, and the rules and regulations of the Chicago Mercantile Exchange, the Chicago Board of Trade, the Commodity Exchange, and such other exchanges on which Broker may effect or cause to be effected transactions as broker for Customer (collectively the "Rules and Regulations"); and

         WHEREAS, IFTC serves as custodian of certain monies and securities owned by Customer ("Assets") pursuant to a Custody Agreement between IFTC and Customer (each a "Custody Agreement"); and

         WHEREAS, Bank serves as IFTC's sub-custodian of said Assets pursuant to a Sub-Custody Agreement between Bank and IFTC (the "Sub-Custody Agreement"); and

         WHEREAS, the parties hereto desire to provide for segregated accounts for the benefit of Customer to be established at Bank (the "Safekeeping Accounts") for custody of the Margin;

         NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. GOVERNING AGREEMENT. As between each Customer and IFTC, the Assets in the Safekeeping Account as collateral for the Margin ("Collateral") and all instructions, deliveries, duties, rights and liabilities of such Customer and IFTC with respect to such Safekeeping Account shall be governed in all respects by the Custody Agreement, except as expressly provided otherwise in this Agreement. As between IFTC and Bank, the Collateral and all instructions, deliveries, duties, rights and liabilities of IFTC and Bank with respect to the Safekeeping Accounts shall be governed in all respects by the Sub-Custody Agreement, except as expressly provided otherwise in this Agreement.

2. SAFEKEEPING ACCOUNT. Pursuant to the applicable Custody Agreement, IFTC shall establish and maintain a Safekeeping Account at Bank for each Customer, and, pursuant to the Sub-Custody Agreement, Bank shall open, upon instruction from IFTC, such Safekeeping Account in the name of "Smith Barney Customer Funds for the benefit of [applicable Customer Name] (Customer Segregated Account)" for the Collateral, in accordance with the Rules and Regulations. In its custodial capacity, IFTC is limited to holding the Collateral in safekeeping for Customer pursuant to the Custody Agreement and dealing with it as herein expressed unless otherwise mutually agreed in writing. IFTC shall make or cause Bank to make purchases, sales, withdrawals and deliveries of securities held as Collateral only as Customer may direct, subject to the rights of Broker hereunder. IFTC is hereby authorized and directed to, and to cause Bank to:

         A. Collect income and principal on bearer securities in the Safekeeping Accounts;

         B. Dispose of the monies received from income collections, maturity, redemption, sale, or other disposition of the Assets pursuant to the terms hereof;

         C. Send daily confirmations of receipts and disbursements to Customer and to Broker;

         D. Provide monthly lists of Assets held in the Safekeeping Accounts to Customer and to Broker;

         E. On request, confirm to Broker and Customer all account charges and positions; and

         F. Provide Broker and Customer with prompt Written Notice, as hereinafter defined, of each transfer of Collateral into or out of the Safekeeping Account of such Customer.

Bank may hold Assets in the Safekeeping Account in bearer, nominee, book entry, or other form and in any depository or clearing corporation, with or without indicating that such Assets are held hereunder; provided, however, that all Assets held in the Safekeeping Account shall be identified on IFTC's and Bank's records as subject to this Agreement and shall be in a form that permits transfer without additional authorization or consent of Customer.

Pursuant to Section 1.20 of the Commodity Futures Trading Commission Regulations, IFTC and Bank hereby acknowledge that all Collateral is that of a "commodity or option" customer of Broker and is being separately accounted for and held as segregated and secured funds. Such Collateral will not be treated by IFTC or Bank as the funds or securities of any person other than Customer, and will not be used by IFTC or Bank in connection with the obligations of any person other than Customer. IFTC and Bank have no claim, and will assert no lien, right of set off or any other claim or interest in the Collateral, and will not use the Collateral to margin, collateralize, secure or to extend credit to Customer, to any of its affiliates, to Broker, to any of Broker's affiliates or to any other persons for such activities or otherwise. IFTC and Bank hereby agree that the books and records accounting for the Collateral may be examined by an authorized employee of the Commodity Futures Trading Commission.

3. DEPOSIT OF COLLATERAL. IFTC shall direct Bank to deposit, transfer and maintain assets specified by Customer by Written Notice as Collateral in the Safekeeping Account in an amount sufficient to provide such Margin as shall be required by the Rules and Regulations, and Bank shall provide Broker and IFTC with Written Notice of each such deposit. Customer may deposit amounts in excess of such requirements. The designation "Customer Funds" in the account title is intended to indicate the status of the Safekeeping Accounts under the Rules and Regulations; however, to the extent not inconsistent with such Rules and Regulations, the provisions of this Agreement shall be controlling as to the rights of the parties in the Collateral.

4. FORM OF COLLATERAL. The Collateral shall be in the form, as Customer elects, of cash, of eligible securities of the U.S. Government (valued at the current market value), other securities issued by United States issuers as Broker shall accept, or of a combination thereof. Customer may substitute U.S. Government securities of equal or greater value upon prior approval by Broker, which approval shall not be unreasonably withheld. Upon receipt of such substitute securities and Written Notice of Broker's approval, IFTC shall cause Bank to release from the Safekeeping Account cash or securities of an equal value, or such lesser amount as may be directed by Customer. Separate interest payments on the Collateral shall be automatically credited by IFTC in Federal Funds to demand deposit accounts designated in Written Notice from Customer on the date that such interest becomes due and received unless Notice of Default has been given to IFTC pursuant to Paragraph 7. Amounts due on Assets which mature or are redeemed will be credited to the applicable Safekeeping Account in Federal Funds on the date such amounts are received.

5. WITHDRAWALS. Withdrawals from the Safekeeping Account shall be effected upon receipt by Bank of Written Notice from Customer and Broker's prior written consent to such withdrawal. Broker shall, upon request of Customer, inform Customer of the amount of any excess Collateral in the Safekeeping Account.

6. VARIATION MARGIN. If additional Collateral is required by Broker due to variation in the value of one or more Contracts held in the trading account or otherwise pursuant to the Customer Agreement ("Variation Margin"):

         A. Broker shall give Customer Written Notice of such requirement and such Variation Margin shall be satisfied from any amounts currently credited to Customer's trading account, to the extent thereof.

         B. If the Variation Margin cannot be satisfied as set forth in Paragraph A, then Customer shall immediately transfer the Variation Margin to Broker and Broker shall give Customer prompt Written Notice of receipt.

         C. If the Variation margin is not satisfied as set forth in Paragraphs A or B, then, Broker may give notice to IFTC of the failure to deposit or pay such amount and the amount required, which notice shall state that all conditions precedent to Broker's right to receive Collateral have been satisfied. Immediately upon receipt of such notice, IFTC shall transfer Collateral of such specified amount from the Safekeeping Account to or for the account of Broker.


7. DEFAULT. If Customer has failed to deposit sufficient Collateral pursuant to Paragraph 3 hereof, or transfer the required Variation Margin pursuant to Paragraph 6.B hereof, Broker shall give Customer immediate Written Notice of such failure, specifying the amount of such default ("Notice of Default"). In the event that Broker gives Notice of Default to IFTC, Broker shall immediately give

Written Notice to Customer thereof and, without prejudice to any rights of Broker hereunder, IFTC shall give Written Notice to Customer of its receipt of, and the instructions, if any, contained in, such Notice of Default. The Notice of Default by Broker to IFTC shall certify that all conditions precedent to Broker's right to direct disposition of Collateral hereunder have been satisfied, and shall include instructions to IFTC to instruct Bank:

       A. To transfer specified eligible U.S. Government securities or other securities held as Collateral to Broker, in which event Broker shall have the right to sell or otherwise dispose of such securities in the principal market for such securities or, in the event such principal market is closed, in a manner commercially reasonable for such securities; provided, however, that Broker shall remit to Customer any proceeds of such sale or disposition in excess of the amount specified in the Notice of Default;

       B. To sell at the prevailing market price sufficient Collateral to provide for payment to Broker of the amount specified in the Notice of Default, in which event Bank shall give consideration to any timely request by Customer by Written Notice with respect to particular Collateral to be sold and shall sell any Collateral in the principal market therefor, or, in the event such principal market is closed, in a manner commercially reasonable for such Collateral; or

         C. With respect to cash Collateral, to immediately transfer cash in the amount specified in the Notice of Default from the Safekeeping Account to Broker.

IFTC shall cause Bank to retain in the Safekeeping Account any Collateral not transferred as set forth above, including any proceeds from the Bank's sale of Collateral in excess of the amount required. In no event shall IFTC or Bank be required to transfer any amount in excess of the value of the Collateral.

8. CREDITS TO CUSTOMER. Broker shall promptly credit to the trading account of Customer any Variation Margin resulting from the variation in value of one or more Contracts purchased or sold by Customer in accordance with the Rules and Regulations. Each business day such a credit is made, Broker shall transfer trading account balances of Customer in Federal Funds to IFTC, or to such other bank account in Customer's name as Customer shall direct. Amounts due to a Customer as a result of the variation in value of such Customer's short option positions shall be credited to Customer by reducing the amount of Collateral required to be maintained in the Safekeeping Account.


9.       LIMITATION OF LIABILITY.

         a. IFTC and Bank shall not be responsible or liable for, and Customer and Broker shall indemnify and hold IFTC and Bank harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities which may be asserted against or incurred by IFTC or Bank or for which IFTC or Bank may be held to be liable, arising out of or attributable to:

                  i. IFTC's or Bank's action or omission to act pursuant hereto; provided that IFTC or Bank have acted in good faith and with due diligence and reasonable care; and provided further, that IFTC shall not be liable for consequential, special, or punitive damages in any event.

             ii. IFTC's action or omission to act hereunder upon any Written Notice, instructions, advice, notice, request, consent, certificate or other instrument or paper reasonably appearing to it to be genuine and to have been properly executed, including but not limited to instructions contained in a Notice of Default, it being expressly understood that IFTC and Bank shall have no duty to determine whether a default has, in fact, occurred, or any other duty of inquiry or verification with respect thereto.

                  iii. Customer's or Broker's refusal or failure to comply with the terms hereof (including without limitation failure to pay or reimburse IFTC or Bank and under
                           Section 9 hereof), Customer's or Broker's acts or omissions, negligence or willful misconduct, or the failure of any representation or warranty of Customer or Broker hereunder to be and remain true and correct in all respects at all times.

            iv. The failure or delay in performance of its obligations hereunder, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity's reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection.

            v. The sufficiency or adequacy of the Collateral deposited hereunder from time to time, or compliance with any statute or regulation regarding the amount and form of Collateral, it being understood that IFTC and Bank shall have no duty to require any Assets to be delivered at any time, or the establishment or maintenance of margin credit, including but not limited to the Rules and Regulations, Regulations T or X of the Board of Governors of the Federal
                  Reserve System, or with any rules or regulations of the Options Clearing Corporation or the Securities and Exchange Commission.

         b. Broker shall not be responsible or liable for any loss incurred by any Customer by reason of IFTC's or Bank's negligence or willful misconduct in performing their duties under this Agreement.

10. NOTICE. All notices, instructions and communications shall be given by the most expeditious means possible and shall be deemed a valid "Written Notice" hereunder if delivered by hand, sent by registered or certified mail (return receipt requested), transmitted by telegraph, telex or telecopier (receipt confirmed) or given by telephone (promptly followed by written copy) and shall be deemed effective when given if given by telephone and when received by the addressee at the address set forth opposite its signature hereto or at such other address given by Written Notice if given in a manner other than by telephone.

11. FEES AND EXPENSES. Customer shall pay as compensation to IFTC for its services hereunder such amount as may be agreed to by Customer and IFTC from time to time in writing. Any and all expenses of establishing, maintaining, or terminating a Safekeeping Account shall be borne by the applicable Customer.

12. TERMINATION. As to each Safekeeping Account, this Agreement shall terminate:
(a) on the effective date of IFTC's or Bank's resignation or termination as custodian or sub-custodian (b) upon the consent by Written Notice of Customer and Broker, or (c) upon thirty (30) days prior written notice by IFTC and Bank to Broker and Customer. Upon any termination, all Assets in the Safekeeping Account shall be held by Bank pursuant to the Sub-Custody Agreement.

13. INDIVIDUAL CUSTOMERS. Each Customer shall be regarded for all purposes as a separate party apart from any other Customer and every reference to Customer shall be deemed a reference solely to the particular Customer to which a particular transaction under the Agreement relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Customer constitute a right, obligation or remedy applicable to any other Customer. The use of this single document to memorialize the separate agreement of each Customer is understood to be for clerical convenience only and shall not constitute any basis for joining Customers for any reason.

14.      MISCELLANEOUS.

         a. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of New York, without reference to the choice of laws principles thereof.

         b. All terms and provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         c. The representations and warranties, the indemnifications extended hereunder, and the provisions of Section 9 hereof are intended to and shall continue after and survive the expiration, termination or cancellation hereof.

         d. No provisions hereof may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

     e. The failure of either party to insist upon the performance of any terms or conditions hereof or to enforce any rights resulting from any breach of any of the terms or conditions hereof, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party's rights hereunder shall be effective unless contained in a written instrument signed by the party sought to be charged.

         f. The captions herein are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         g. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         h. If any provision hereof shall be determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof shall be considered severable and shall not be affected thereby, and every remaining provision hereof shall remain in full force and effect and shall remain enforceable to the fullest extent permitted by applicable law.

         i. This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

         j. Neither the execution nor performance hereof shall be deemed to create a partnership or joint venture by and among any of the parties hereto.

         k. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by either party hereunder shall not affect any rights or obligations of the other party hereunder.

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on the date first above written.


                                        Bull & Bear Global Income Fund, Inc.:
                                        Bull & Bear Funds I, Inc.:
                                        Bull & Bear Funds II, Inc.:
                                        Bull & Bear U.S. Government
                                        Securities Fund, Inc.
                                        Bull & Bear Special Equities Fund, Inc.
                                        Bull & Bear Gold Investors Ltd.
                                        Bull & Bear Municipal Income Fund, Inc.
                                        Midas Fund, Inc.
                                        Rockwood Fund, Inc.



Bull & Bear                                              By:
11 Hanover Square, 11th Floor                            Title:
New York, NY 10005
Attn: Heidi Keating



Smith Barney, Inc.                                        SMITH BARNEY, INC.
388 Greenwich Street                                      By:
New York, NY 10013                                        Title:
Attn: Michael Schaefer



127 West 10th Street                           INVESTORS FIDUCIARY TRUST COMPANY
Kansas City, MO 64105                          By:
Attn: Custody Department                       Title:




1776 Heritage Drive                          STATE STREET BANK AND TRUST COMPANY
North Quincy, MA 02171                       By:
Attn: Securities Services Division           Title:

                                   SCHEDULE A
                                LIST OF CUSTOMERS

Portfolios of Customer under the Segregated Account Procedural and Safekeeping Agreement with Smith Barney, Inc. ("Broker").


  CUSTOMER AND PORTFOLIO NAME                                 TAX ID NUMBER
  ---------------------------                             ---------------------
Bull & Bear Funds I, Inc.:
  Bull & Bear U.S. and Overseas Fund                             13-3368373
Bull & Bear Funds II, Inc.:
  Bull & Bear Dollar Reserves                                    13-6900645
Bull & Bear U.S. Government Securities Fund, Inc.                13-3907058
Bull & Bear Special Equities Fund, Inc.                          13-3343918
Bull & Bear Gold Investors Ltd.                                  13-6059519
Bull & Bear Municipal Income Fund, Inc.                          13-3196171
Midas Fund, Inc.                                                 41-1536110
Rockwood Fund, Inc.                                              82-0395554
Bull & Bear Global Income Fund, Inc.                             13-3926714


Customer is a series investment company currently consisting of the Portfolios set forth above. For purposes of the Segregated Account Procedural and Safekeeping Agreement, each Portfolio shall be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to Customer shall be deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement of each Portfolio is understood to be for clerical convenience only and shall not constitute any basis for joining the Portfolios for any reason.

Customer may add additional Portfolios to the Segregated Account Procedural and Safekeeping Agreement from time to time by written notice to the other parties, provided that IFTC consents to such addition. Rates or charges for each additional Portfolio shall be as agreed upon by IFTC and Customer in writing.